Exhibit 2.4

IRREVOCABLE PROXY AND VOTING AGREEMENT

This IRREVOCABLE PROXY AND VOTING AGREEMENT (this “Agreement”), dated as of July 1, 2013, is entered into by and among First Federal Bancshares of Arkansas, Inc., an Arkansas corporation (“Parent”), and John H. Hendrix (the “Majority Shareholder”). Capitalized terms used but not separately defined herein shall have the meanings assigned to such terms in the Merger Agreement (as defined below).

RECITALS

WHEREAS, in order to induce Parent to enter into an Agreement and Plan of Merger dated as of the date hereof (the “Merger Agreement”) with First National Security Company, an Arkansas corporation (the “Company”), Parent has requested the Majority Shareholder, and the Majority Shareholder has agreed, to enter into this Agreement with respect to all shares of common stock of the Company that the Majority Shareholder beneficially owns or may hereafter acquire (collectively, the “Shares”);

NOW THEREFORE, in consideration of the terms and conditions set forth below, the parties agree as follows:

Section 1.     Voting Agreement.

(a)      The Majority Shareholder hereby irrevocably and unconditionally agrees to vote all Shares that the Majority Shareholder is entitled to vote, at the time of any vote to approve and adopt the Merger Agreement, the Merger and all agreements related to the Merger and any actions related thereto at any meeting of the shareholders of the Company, and at any adjournment thereof, at which such Merger Agreement and other related agreements (or any amended version thereof), or such other actions, are submitted for the consideration and vote of the shareholders of the Company, in favor of the approval and adoption of the Merger Agreement, the Merger and the transactions contemplated by the Merger Agreement.

(b)     The Majority Shareholder hereby agrees that it will not vote any Shares that the Majority Shareholder is entitled to vote in favor of the approval of any (i) Company Competing Transaction, (ii) reorganization, recapitalization, liquidation or winding up of the Company or any other extraordinary transaction involving the Company, (iii) corporate action the consummation of which would frustrate the purposes, or prevent or delay the consummation, of the transactions contemplated by the Merger Agreement or (iv) other matter relating to, or in connection with, any of the foregoing matters.

(c)     Notwithstanding the foregoing paragraphs 1(a) and (b) above, in the event the Company is entitled to exercise its rights to terminate the Merger Agreement under Section 9.1 thereof, nothing contained herein shall prevent the Majority Shareholder from taking such action, in its capacity as an officer, director or shareholder of the Company, as may be necessary to properly assert such rights.

(d)     With respect to any Shares held of record on behalf or for the benefit of the Majority Shareholder or its immediate family by a custodian or trustee (including shares held in an IRA account or self-employed profit sharing account), the Majority Shareholder agrees to take such action as may be necessary to cause the custodian or trustee to vote such Shares in accordance with the provisions of paragraphs 1(a) and (b) above.

Section 2.     Irrevocable Proxy. The Majority Shareholder hereby revokes any and all previous proxies granted with respect to the Shares beneficially owned by the Majority Shareholder. By entering into this Agreement, the Majority Shareholder hereby grants a proxy appointing Parent as the Majority Shareholder’s attorney-in-fact and proxy, with full power of substitution, for and in the Majority Shareholder’s name, to vote, express, consent or dissent, or otherwise to utilize such voting power solely for the purposes contemplated by Section 1 above as Parent or its proxy or substitute shall, in Parent’ sole discretion, deem proper with respect to the Shares beneficially owned by the Majority Shareholder. THE PROXY GRANTED BY THE MAJORITY SHAREHOLDER PURSUANT TO THIS SECTION 2 IS IRREVOCABLE AND THE APPOINTMENT IS COUPLED WITH AN INTEREST, HAVING BEEN GRANTED IN CONSIDERATION OF PARENT ENTERING INTO THIS AGREEMENT AND THE MERGER AGREEMENT, AND INCURRING CERTAIN RELATED FEES AND EXPENSES. The proxy granted by the Majority Shareholder shall be revoked upon termination of this Agreement or the Merger Agreement in accordance with its terms.

Section 3.     Representations and Warranties of the Majority Shareholder. The Majority Shareholder represents and warrants to Parent that:

(a)      Authorization, Enforceability. If the Majority Shareholder is not a natural person, the execution, delivery and performance by the Majority Shareholder of this Agreement and the consummation by the Majority Shareholder of the transactions contemplated hereby are within the powers of the Majority Shareholder. This Agreement constitutes a valid and binding Agreement of the Majority Shareholder. If the Majority Shareholder is executing this Agreement in a representative or fiduciary capacity, the person signing this Agreement has full power and authority to enter into and perform this Agreement. If the Majority Shareholder is a natural person, the Shares beneficially owned by the Majority Shareholder do not constitute marital property under the laws of the State of Arkansas or any other applicable laws, or if such Shares constitute marital property, the consent of the Majority Shareholder’s spouse is not required for the execution and delivery of this Agreement or the performance by the Majority Shareholder of the obligations of the Majority Shareholder hereunder.

(b)      Non-Contravention. The execution, delivery and performance by the Majority Shareholder of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) violate any applicable law, rule, regulation, judgment, injunction, order or decree to which the Majority Shareholder is a party or by which the Majority Shareholder is bound, (ii) require any consent or other action by any person under, constitute a default under, or give rise to any right of termination, cancellation or acceleration or to a loss of any benefit to which the Majority Shareholder is entitled under any provision of any agreement or other instrument binding on the Majority Shareholder or (iii) result in the imposition of any lien on any asset of the Majority Shareholder.

(c)     Rights to Shares. The Majority Shareholder is the record or beneficial owner (in his individual capacity or otherwise) and/or possess the authority to vote the Shares set forth on Schedule 1 hereto, free and clear of any liens and any other limitations or restrictions (including any restriction on the right to vote or otherwise dispose of such Shares). None of the Shares held by the Majority Shareholder are subject to any voting trust, irrevocable proxy or other agreement or arrangement with respect to the voting of such Shares (other than this Agreement).

(d)     Total Shares. Except for the Shares set forth on the signature page hereto, the Majority Shareholder does not beneficially own any (i) shares of capital stock or voting securities of the Company, (ii) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company or (iii) options or other rights to acquire from the Company any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company.

(e)     Finder’s Fees. No investment banker, broker, finder or other intermediary is entitled to a fee or commission from Parent or the Company in respect of this Agreement based upon any arrangement or agreement made by or on behalf of the Majority Shareholder.

Section 4.     Covenants of the Majority Shareholder. The Majority Shareholder hereby covenants and agrees that:

(a)     No Proxies for or Disposition of Shares. Except pursuant to the terms of this Agreement, the Majority Shareholder shall not, without the prior written consent of Parent, directly or indirectly, (i) grant any proxies or enter into any voting trust or other agreement or arrangement with respect to the voting of any Shares beneficially owned by the Majority Shareholder, or (ii) sell, transfer, exchange or otherwise dispose of (including by merger, consolidation or otherwise by operation of law) the Shares during the term of this Agreement.

(b)     Other Offers.

(i)      The Majority Shareholder, in its capacity as a holder of Shares, shall not, directly or indirectly, (1) solicit, initiate or take any action to facilitate or encourage the submission of any Company Competing Transaction, (2) enter into or participate in any discussions or negotiations with, furnish any information relating to the Company or any of its Subsidiaries or afford access to the business, properties, assets, books or records of the Company or any of its Subsidiaries to, otherwise cooperate in any way with, or knowingly assist, participate in, facilitate or encourage any effort by any third party that is seeking to make, or has made, a Company Competing Transaction.

(ii)     The Majority Shareholder will promptly notify Parent upon obtaining any knowledge of any Company Competing Transaction or any request for nonpublic information relating to the Company or any of its Subsidiaries or for access to the properties, books or records of the Company or any of its Subsidiaries, or any request for a waiver or release under any standstill or similar agreement by any person who indicates that it is considering making, or has made, a Company Competing Transaction and will keep Parent fully informed, on a current basis, of any material developments with respect to any such Company Competing Transaction, indication or request.

(c)     Dissenter’s Rights. Majority Shareholder waives and agrees not to exercise any rights (including, without limitation, Section 4-27-1302 of the ABCA) to demand appraisal of any of the Shares which may arise with respect to the Merger.

Section 6.     Miscellaneous.

(a)     Further Assurances. Parent and the Majority Shareholder will execute and deliver, or cause to be executed and delivered, all further documents and instruments and use its best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations, to consummate and make effective the transactions contemplated by this Agreement.

(b)     Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission) and shall be given,

if to Parent, to:

Christopher M. Wewers

President and Chief Executive Officer

First Federal Bancshares of Arkansas, Inc.

1401 Highway 62/65 North

Harrison, Arkansas 72602

Fax: (501) 907-5351

with a copy to:

Kutak Rock LLP

125 West Capitol Avenue, Suite 2000

Little Rock, Arkansas 72201

Attention: Daniel L. Heard

Facsimile: (501) 975-3001

if to the Majority Shareholder, to:

John H. Hendrix

135 Section Line Road

Hot Springs, AR 71913

Fax: 501-525-9333

Email:

with a copy to:

C. Doug Buford

Mitchell, Williams, Selig, Gates & Woodyard, P. L. L. C.

425 West Capitol, Suite 1800

Little Rock, Arkansas 72201

Fax: (501) 918-7866

Email: dbuford@mwlaw.com

(c)     Amendments; Termination. Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or in the case of a waiver, by the party against whom the waiver is to be effective. This Agreement shall terminate upon Closing or termination of the Merger Agreement.

(d)     Expenses. All costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

(e)     Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other parties hereto, except that Parent may transfer or assign its rights and obligations to any affiliate of Parent.

(f)      Governing Law. This Agreement shall be governed by and construed in accordance with the law of the State of Arkansas, without regard to the conflicts of law rules of such state.

(g)     Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto.

(h)     Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

(i)      Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any federal court located in the State of Arkansas or any Arkansas state court, in addition to any other remedy to which they are entitled at law or in equity.

[SIGNATURES APPEAR ON IMMEDIATELY SUCCEEDING PAGE]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

FIRST FEDERAL BANCSHARES OF ARKANSAS, INC.:

By:	/s/ Christopher M. Wewers
Name: Christopher M. Wewers
Title: President and CEO

MAJORITY SHAREHOLDER:

By:	/s/ John H. Hendrix
John H. Hendrix

SCHEDULE 1

[Schedule omitted]